UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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NxSTAGE MEDICAL, INC.

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NxSTAGE MEDICAL, INC.

350 Merrimack Street

Lawrence, Massachusetts 01843

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 24, 2018

To our stockholders:

We invite you to our 2018 Annual Meeting of Stockholders, which will be held at the Lanam Club at 260 North Main Street, Andover, Massachusetts 01810 on Thursday, May 24, 2018 at 10:00 a.m., Eastern Time. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. The election of the nine nominees identified in this proxy statement to our Board of Directors.

2. An advisory vote on our named executive officers’ compensation.

3. The ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.

4. The transaction of such other business as may properly come before the meeting and any adjournments or postponements.

Only stockholders of record at the close of business on March 26, 2018 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting, we hope you will take the time to vote your shares over the Internet, by telephone or by completing and mailing a proxy card or voting instruction form, as applicable.

By Order of the Board of Directors,

Winifred L. Swan

Secretary

Lawrence, Massachusetts

April 26, 2018

NxSTAGE MEDICAL, INC.

350 Merrimack Street

Lawrence, Massachusetts 01843

Proxy Statement for the 2018 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We are sending you this proxy statement and our 2017 annual report to stockholders because the Board of Directors of NxStage Medical, Inc. is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders (Annual Meeting) to be held at the Lanam Club at 260 North Main Street, Andover, Massachusetts 01810 on Thursday, May 24, 2018 at 10:00 a.m., Eastern Time. These materials will be first sent to stockholders on or about April 26, 2018.

Who can vote at the annual meeting?

Each share of our common stock that you own as of the close of business on March 26, 2018 (Record Date) entitles you to one vote for each nominee for director and one vote on each other matter considered at the Annual Meeting. As of the Record Date, there were 66,467,059 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

How do I vote?

If your shares are registered in your name with our transfer agent, you are a “record holder” of the shares and may vote:

•

Over the Internet:    Go to the website www.investorvote.com/NXTM and, using the vote control number printed on your proxy card, access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed. Your shares will be voted according to your instructions. You must submit your Internet proxy by 11:59 p.m. Eastern Time on May 23, 2018, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

•

By Telephone:    Call 1-800-652-VOTE (8683) from the United States and Canada, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy by 11:59 p.m. Eastern Time on May 23, 2018, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

•

By Mail:    If you received a printed copy of your proxy materials, you can complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board. Computershare Investor Services must receive your proxy card no later than May 23, 2018, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

•	In Person at the Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide at the Annual Meeting.

If your shares are held for your account by a broker, bank or other nominee, you are a beneficial owner of the shares, which are held in “street name,” and you must follow the voting instructions provided by your broker, bank or other nominee. In most cases, you may submit voting instructions over the Internet or by telephone to your broker, bank or other nominee, or you may complete, sign and return a voting instruction form provided by your broker, bank or other nominee. If you wish to vote in person at the Annual Meeting, you must have a legal proxy from your broker, bank or other nominee issued in your name giving you the right to vote your shares in person.

Can I change my vote?

If your shares are registered in your name with our transfer agent, you may revoke your proxy and change your vote at any time before the Annual Meeting by:

•	Re-voting over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote will be counted.

•	Submitting a new proxy card as instructed above. Only your latest dated proxy card will be counted.

•	Attending the Annual Meeting and voting in person as instructed above. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy unless you specifically request it.

If your shares are held for your account by a broker, bank or other nominee, you should contact your broker, bank or other nominee about submitting new voting instructions.

Will my shares be voted if I don’t return my proxy or otherwise submit my voting instructions?

If your shares are registered in your name with our transfer agent, your shares will not be voted unless you follow one of the voting procedures described above under “How do I vote?”

If your shares are held for your account by a broker, bank or other nominee, that firm may vote your shares on “routine matters” even if you do not submit voting instructions. Your broker, bank or other nominee cannot, however, vote your shares on “non-routine matters” without receiving your voting instructions. If the firm holding your shares does not receive your voting instructions on a non-routine matter, that firm will inform us or the inspector of elections for the Annual Meeting that it does not have the authority to vote your shares on that matter. This is generally referred to as a “broker non-vote.”

We believe that all of our Annual Meeting matters other than the ratification of our independent registered public accounting firm will be characterized as non-routine matters under applicable rules. We encourage you to provide voting instructions to your broker, bank or other nominee to ensure that your shares will be voted at the Annual Meeting.

How many shares must be present to conduct business at the Annual Meeting?

A majority of the outstanding shares of our common stock as of the Record Date must be present at the Annual Meeting in person or by proxy to conduct business at the Annual Meeting. This is called a quorum. Your shares will be counted for purposes of determining whether a quorum exists if you follow one of the voting procedures described above under “How do I vote?” or are represented in person at the Annual Meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

•

Election of Directors.    Each of the nine nominees for director are elected by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and voting on the matter. Abstentions and broker non-votes are not counted for purposes of electing directors and will not have any effect on the voting results for this matter.

•

Advisory Vote on Executive Compensation.    Because this matter asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee will take the voting results into account when making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, are unlikely to meaningfully impact the results of our Compensation Committee’s deliberations.

•

Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of shares present in person or represented by proxy and voting on the matter is required to ratify our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year. Abstentions will not have any effect on the voting results for this matter. Brokers, banks and other nominees generally have discretionary authority to vote on this matter; thus, we do not expect any broker non-votes on this matter.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that are expected to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the accompanying proxy card intend to vote, or otherwise act, in accordance with their judgment.

Where can I find the voting results?

We expect to report the voting results on a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) within four business days after the end of the Annual Meeting. You may obtain a copy of the Form 8-K by sending a written request to Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843. You will also be able to find a copy of the Form 8-K through our website, www.nxstage.com, under the Investor Relations — SEC Filings section of the site, or through the SEC’s EDGAR database at www.sec.gov.

Who will bear the cost of soliciting proxies?

NxStage will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and other electronic means and in person, without receiving additional compensation for any such solicitation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing our proxy materials.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders To Be Held on May 24, 2018: The Notice of 2018 Annual Meeting of Stockholders, Proxy Statement, 2017 Annual Report to Stockholders, and directions to our Annual Meeting are available at http://ir.nxstage.com/annual-proxy.cfm.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board has nominated for election at the Annual Meeting the nine director nominees listed in this proxy statement. All nominees are currently members of our Board. If elected, the nominees will hold office until our 2019 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees has indicated his or her willingness to serve, if elected. If any nominee should be unable to serve, the shares of our common stock represented by proxies may be voted for a substitute nominee designated by our Board, in compliance with all applicable state and federal laws and regulations.

The biographies of each of the nominees below contain information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated strong business acumen and an ability to exercise sound judgment, as well as a commitment of service to NxStage and our Board. In addition, we value their significant experience at other organizations, including on other company boards of directors and board committees.

Director Nominees

Jeffrey H. Burbank, 55, has been our Chief Executive Officer and a director of NxStage since he founded NxStage in 1998. Mr. Burbank has over 30 years of in-depth management experience with companies developing, marketing and manufacturing products for end-stage renal disease patients. He has led NxStage since its inception, guiding it through all of its developmental phases to the successful initiation and rapid growth of commercial activities, its initial public offering, the acquisition of Medisystems Corporation, the evolution of its product line, and its entry into services. Before founding NxStage, Mr. Burbank co-founded Vasca, Inc., a company providing innovative implantable access devices, where he was the President and Chief Executive Officer, as well as Chairman of its board of directors. He gained significant renal industry experience during his nine years in the renal division at Gambro, Inc., a medical technology company, where his last position was Director of Marketing and Advanced Technologies. Mr. Burbank is a member of the board of directors of CryoLife, Inc., a medical device and tissue processing company. During his career he has been an inventor on over 50 U.S. patents for medical devices. Mr. Burbank brings entrepreneurial skill, leadership, and technical and medical device experience in the renal dialysis industry to our Board.

Heyward R. Donigan, 57, has served as a director of NxStage since July 2016 and currently serves as a member of our Compensation Committee. Ms. Donigan has served as President, Chief Executive Officer and director of Vitals, a leading consumer transparency company, since March 2015. From 2010 to 2014, Ms. Donigan served as President, Chief Executive Officer and a director of ValueOptions, Inc., a health improvement company specializing in mental and emotional well-being and recovery, which merged with Beacon Health Strategies during 2014. Previously, Ms. Donigan was Executive Vice President and Chief Marketing Officer of Premera Blue Cross, an insurer doing business in Washington, Alaska, and Oregon, from 2003 to 2010. Ms. Donigan is a member of the board of directors of Kindred Healthcare, Inc., a healthcare services company. With over 30 years of experience in all facets of the health plan business, including network management, contracting, sales and marketing, product development, and operations, Ms. Donigan brings extensive knowledge of the healthcare sector, strategic insight and leadership to our Board.

Robert G. Funari, 70, has been a director of NxStage since January 2013 and currently serves as Chairman of our Board, Chair of our Nominating and Corporate Governance Committee, and a member of our Compensation Committee. Mr. Funari served as Chief Executive Officer and Chairman of the board of directors of Crescent Healthcare, a provider of integrated pharmacy and nursing solutions in alternate site settings, from 2004 until its acquisition by Walgreens in February 2012. Before joining Crescent Healthcare, Mr. Funari was Executive Vice President and Chief Operating Officer at Syncor International Corporation, a publicly-traded radiopharmacy services company, from 1993 to 1996 and also served as its President and Chief Executive Officer from 1996 to 2003. Mr. Funari was Executive Vice President and General Manager of the drug company for McKesson, Inc., a provider of pharmaceuticals, medical supplies and healthcare information technologies, and spent more than 18 years in a broad range of leadership positions at Baxter International Inc., a healthcare company. Mr. Funari served as a director of Beckman Coulter, Inc., a diagnostics and life sciences company, where he was a member of the compensation committee from 2005 to 2011, as well as a director of Pope and Talbot, Inc., a forest products company, where he was on the governance and compensation committees from 2001 to 2008. He also served as a director of First Consulting Group from 2004 to 2008 and a director of Bay Cities National Bank from 1994 to 2010, where he also served as Chairman from 2007 to 2010. He currently sits on the boards of directors of a number of non-profit and private companies and is a member of the RAND Healthcare Board of Advisors. Mr. Funari received the Ernst & Young Entrepreneur of the Year 2010 Award in the turnaround category in Orange County/Desert cities. Mr. Funari’s executive leadership, particularly in the healthcare industry, and proven track record of strategic planning and implementation uniquely qualifies him to serve on our Board.

Daniel A. Giannini, 68, has served as a director of NxStage since 2005 and currently serves as Chair of our Audit Committee. He has also served as a director on several private and non-profit company boards. Mr. Giannini retired in 2005 after a more than 30-year career as a Certified Public Accountant with PricewaterhouseCoopers LLP, an auditing and professional services firm. During his last five years at PricewaterhouseCoopers, Mr. Giannini served as an audit partner and led the Technology, Information, Communications and Entertainment practice at the firm’s Atlanta office. Mr. Giannini brings corporate governance, internal control and financial reporting experience to our Board.

Earl R. Lewis, 74, has served as a director of NxStage since 2008 and currently serves as a member of our Compensation Committee. Mr. Lewis has served as Chairman of the board of directors of Flir Systems Inc., a manufacturer of thermal imaging and infrared camera systems, since 2000, and also served as its Chief Executive Officer and President from 2000 to May 2013. Mr. Lewis also serves as a member of the board of directors of Harvard BioScience, Inc., a manufacturer of scientific instruments, and served as its Chairman from July 2013 to June 2017.. Before 2000, he served as Chief Executive Officer and President of Thermo Instrument Systems, Inc., a manufacturer of detection instruments. He also served Thermo Instrument Systems in various executive capacities, including President and Chief Operating Officer, Chief Executive Officer and President of Thermo Optek Corp., and President of Thermo Jarrell Ash Corp. Mr. Lewis is a trustee of Clarkson University and New Hampton School. Mr. Lewis was a member of the board of directors of Tecogen, Inc., a manufacturer and installer of heat and power products, from July 2014 to August 2016. Mr. Lewis holds a Masters Professional Director Certification, conferred by the American College of Corporate Directors, a director education and credentialing organization. Mr. Lewis brings leadership, general management, and large public company operational, financial and corporate experience to our Board.

Jean K. Mixer, 51, has served as a director of NxStage since November 2012 and currently serves as a member of both our Audit and Compensation Committees. Ms. Mixer is the Vice President of Strategy and Digital Health at Boston Children’s Hospital, which she joined in January 2014. From 2005 to January 2014, she served as Chief Executive Officer of mixerconsulting, which has helped organizations grow through strategic and organizational work. From 1992 to 2004, she was at The Boston Consulting Group, a management consulting firm, where she also served as partner. Before that, Ms. Mixer was an officer at J.P. Morgan, a financial services firm. From 2006 to January 2014, Ms. Mixer was a director on the board of the Cambridge Trust Company, a commercial bank, where she also served as a member of the board’s executive committee and chair of its compensation committee. She is also an overseer at the Boys and Girls Clubs of Boston and has served as the chair of its human resources committee. Formerly, she served on the Business Roundtable Committee on National Health Care Reform. She has worked broadly across the restructuring healthcare market, including providers, payers, pharmaceuticals, medical devices and pharmacy/PBMs. Ms. Mixer brings 30 years of public company experience including with respect to strategy, mergers and acquisitions, finance, leadership, and governance to our Board.

Craig W. Moore, 73, has served as a director of NxStage since 2002 and currently serves as Chair of our Compensation Committee. From January 2012 to November 2016, Mr. Moore served as Chairman of the board of directors of Cesca Therapeutics Inc., a regenerative medicine company, and was also chair of its governance committee and a member of its audit and compensation committees. From 1992 to 2006, Mr. Moore served on the board of Biologic System Corp., a provider of electrodiagnostic systems. From 1986 to 2001, Mr. Moore was Chairman of the board of directors and Chief Executive Officer of Everest Healthcare Services Corporation, a dialysis provider. Since 2001, Mr. Moore has acted as a consultant to various companies in the healthcare services industry. From 1986 through 2001, Mr. Moore was President of Continental Health Care, Ltd., an extracorporeal services and supply company, and from 1990 to 2004, he was President of New York Dialysis Management, a dialysis management business. Mr. Moore also serves as a director on several private company boards. Mr. Moore brings leadership and corporate and dialysis services industry experience to our Board.

Reid S. Perper, 58, has served as a director of NxStage since 2005 and currently serves as a member of both our Audit and Nominating and Corporate Governance Committees. Since April 2017, Mr. Perper has served as Chief Investment Officer of Five Arrows Capital Partners, the U.S. corporate private equity business of Rothschild & Co. From May 2011 to October 2016, Mr. Perper served as Senior Advisor supporting European investments with Health Evolution Partners, a healthcare focused private equity firm. From 2008 to 2013, Mr. Perper was a founder and partner of MCT Advisors LLP, a London-based financial advisory firm. From 2004 to 2009, Mr. Perper was Managing Director of Healthcare Investment Partners LLC, a healthcare focused private equity firm. Mr. Perper served as an investment professional for the investment management firm Caxton Europe Asset Management Ltd. from 2004 to 2005. From 2000 to 2003, Mr. Perper was co-Head of European Private Equity at Credit Suisse and Managing Director of DLJ Merchant Banking Partners, both private equity firms. Mr. Perper joined the investment banking firm Donaldson, Lufkin & Jenrette in 1988 and was a founding member of DLJ Merchant Banking Partners, the firm’s private equity group. Mr. Perper currently serves as a director of Prema Wealth Management Ltd., a fund management firm. Mr. Perper brings over 25 years of experience in private equity, as well as strategic and capital market experience, particularly within medical devices, healthcare services, pharmaceuticals and biotechnology, to our Board.

James J. Peters, 46, has served as a director of NxStage since June 2016 and currently serves as a member of our Nominating and Corporate Governance Committee. Since 2016, Mr. Peters has been founding Chief Executive Officer of skywardhealth.com, a strategic healthcare insights firm. From 2004 to 2016, Mr. Peters served in several key roles at Geisinger Health System and was a key part of the leadership team that established Geisinger’s national reputation for healthcare innovation. As Senior Vice President and Chief Strategic Partnerships Officer, Mr. Peters led Geisinger’s corporate development transactions with industry and served as joint governance committee Chair for numerous product co-development partnerships with Fortune 100 companies. As Chief Executive Officer of Geisinger Medical Management Corporation, Geisinger’s for-profit enterprise, Mr. Peters had overall P&L responsibility for its portfolio of entrepreneurial businesses spanning health information services, home-based patient monitoring, clinical engineering, retail care clinics, specialty pharmacy and personalized diagnostics. From 2002 to 2004, Mr. Peters served as Principal at Updata Venture Partners, a $450 million venture capital firm with a focus on growth stage software and health IT companies. From 1998 to 2002, Mr. Peters founded and grew a successful New York City-based software services firm that serviced and sold into the medical technology sector. From 1994 to 1998, Mr. Peters was a senior consultant in the enterprise software practice at Andersen Consulting in New York. In addition to over 20 years of executive leadership, venture investment, business building, health IT, and provider-payer- manufacturer partnership experience, Mr. Peters brings a strong track record of developing and scaling a culture of innovation within a complex healthcare enterprise to our Board.

Our Board recommends a vote FOR the election of each director nominee named above.

PROPOSAL 2 — ADVISORY VOTE ON OUR NAMED EXECUTIVE OFFICERS’

COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), we are providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve our named executive officers’ compensation as disclosed in this proxy statement.

As we describe in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that seeks to support our business strategy and align the interests of our executives with those of our stockholders. In addition to driving performance over time, our emphasis on performance-based equity compensation, comprised of performance shares and stock options, helps to discourage excessive risk-taking by management. Also, providing a meaningful portion of our named executive officers’ total compensation in the form of equity awards serves to incentivize management to focus on the creation of long-term stockholder value.

In order to establish a strong link between executive pay and corporate performance, our Compensation Committee chose to continue to put a significant percentage of our named executive officers’ 2017 compensation at risk under our annual and long-term incentive plans. For our 2017 corporate bonus plan, our Compensation Committee selected performance objectives related to revenue growth and operating income from sales of our medical products, enhancements to our product portfolio and operations at our Kidney Care dialysis centers. The total value of long-term incentive compensation for our named executive officers in 2017 was split equally between stock options and performance shares. The stock options awarded to named executive officers are intended to enable our excutives to earn compensation at the market median. Our performance shares are intended to enable our named executive officers to earn compensation above the market median for superior performance. Consistent with this design, our Compensation Committee selects ambitious performance objectives for these equity incentive awards. For our 2017 performance share plan, our Compensation Committee selected as the performance objectives revenue growth in the home market and total company operating income. Although we achieved record revenues in 2017 driven by sales of our System One hemodialysis system and related medical products in the home and critical care markets, we did not meet the minimum performance targets under our 2017 corporate bonus plan or our 2017 performance share plan. However, as contemplated by our Agreement and Plan of Merger (Merger Agreement) with Fresenius Medical Care Holdings, Inc. (Fresenius), our Compensation Committee determined that our named executive officers earned short-term incentive awards at 100% of target. Payment of 50% of the award will be deferred until immediately before the close of our proposed merger (Merger) with Fresenius to serve as a retention incentive while the Merger is pending. If the transaction does not close, such deferred amounts will not be paid, in acknowledgement of the fact that performance targets at that level were not achieved. In addition, in August 2017, in connection with the Board of Directors’ approval of the Merger and as contemplated by our Merger Agreement with Fresenius, our Compensation Committee determined that all financial performance metrics for the 2017 performance share plan would be deemed fully satisfied to enhance the retention features of the performance share awards in light of the pending Merger and to compensate for the decision to not provide annual equity grants to named executives for 2018 due to the Merger.

Our Compensation Committee oversees our executive compensation program and has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. In fulfilling this responsibility, our Compensation Committee relies on three key elements: market referencing, performance considerations, and the exercise of judgment. Our Compensation Committee also engages an independent compensation consultant to assist the Committee with providing advice on executive compensation-related matters. The Compensation Committee’s role, the use of market data and the role of performance in determining compensation are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Our executive compensation program consists of fixed compensation elements, comprised of base salary and employee benefits, and variable at-risk performance-based elements, comprised of annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives, while our variable at-risk performance-based compensation elements are designed to reward superior performance and promote long-term stockholder value creation. Additional details about these compensation elements and the design of our 2017 executive compensation program are provided in the Compensation Discussion and Analysis section of this proxy statement.

We believe that our overall compensation approach enables us to remain competitive with our industry peers while ensuring that our executives are appropriately incentivized to deliver both near- and long-term results.

For these reasons, our Board is asking stockholders to approve the following advisory resolution:

“RESOLVED, that the compensation paid to NxStage’s named executive officers, as disclosed in NxStage’s proxy statement for its 2018 annual meeting of stockholders pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, is hereby APPROVED.”

While the advisory vote we are asking you to cast is non-binding, our Compensation Committee and our Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

Our Board recommends an advisory vote FOR our named executive officers’ compensation.

PROPOSAL 3 — RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Ernst & Young has served as our independent registered public accounting firm since 2002. Information about Ernst & Young’s fees and services for 2017 and 2016 is provided in the Corporate Governance — Fees of Independent Registered Public Accounting Firm section of this proxy statement.

Although stockholder approval of the selection of Ernst & Young is not required, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved, our Audit Committee will reconsider its selection of Ernst & Young. Even if the selection is ratified, our Audit Committee retains the ability to change the engagement of Ernst & Young if it determines that a change is in our best interest. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Our Board recommends a vote FOR the ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying notes provide information about the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers (listed in the Summary Compensation Table);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting and investment power and also includes any shares that the person has the right to acquire within 60 days after April 17, 2018 (Ownership Date) through the exercise of any stock option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Unless otherwise indicated, the persons identified have sole voting and investment power with respect to the shares of our common stock set forth below. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name	Shares Beneficially Owned(1)	Percentage of Outstanding Shares
The Vanguard Group, Inc. 3 Columbus Circle, 26th Floor New York, NY 10019	5,486,858	8.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,397,090	6.6%
Jeffrey H. Burbank	1,561,898	2.3%
Joseph E. Turk, Jr.	371,817	*
Reid S. Perper	220,441	*
Matthew W. Towse	208,524	*
Craig W. Moore	187,754	*
Earl R. Lewis	174,847	*
Winifred L. Swan	170,151	*
Daniel A. Giannini	156,004	*
Robert G. Funari	97,452	*
Jean K. Mixer	90,627	*
Heyward R. Donigan	24,816	*
James J. Peters	24,720	*
Robert S. Brown	0	*
All current directors and executives as a group (12 persons)	3,289,051	4.9%

*	Represents beneficial ownership of less than one percent

(1)	Includes the following shares which such person has the right to acquire within 60 days of the Ownership Date upon exercise of outstanding stock options:

Name	Option Shares
Jeffrey H. Burbank	767,955
Joseph E. Turk, Jr.	290,808
Reid S. Perper	92,811
Matthew W. Towse	180,128
Craig W. Moore	92,811
Earl R. Lewis	74,615
Winifred L. Swan	157,074
Daniel A. Giannini	92,811
Robert G. Funari	74,615
Jean K. Mixer	74,615
Heyward R. Donigan	21,234
James J. Peters	24,720
Robert S. Brown	0
All current directors and executive officers as a group (12 persons)	1,944,197

(2)	The calculation of percentages is based upon 66,479,330 shares of our common stock outstanding on the Ownership Date plus, for each individual listed in footnote (1), the option shares listed across from such individual’s name.

(3)	Based solely on information as of December 31, 2017 contained in a Schedule 13G/A filed on February 2, 2018 by The Vanguard Group, Inc., which indicates that The Vanguard Group, Inc. has sole voting power over 126,908 shares, sole dispositive power over 5,353,901 shares, shared voting power over 10,949 shares and shared dispositive power over 132,957 shares.

(4)	Based solely on information as of December 31, 2017 contained in a Schedule 13G/A filed on January 24, 2018 by BlackRock, Inc., which indicates that BlackRock, Inc. beneficially owns 4,397,090 shares.

(5)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017. Mr. Brown owned 13,606 outstanding shares of NxStage common stock as of such date.

CORPORATE GOVERNANCE

Our Board believes that good corporate governance is important to ensure that NxStage is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and committee charters, described below, are available under the Investor Relations — Corporate Governance section of our website at www.nxstage.com. Alternatively, you can request a copy of these documents by writing to Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of NxStage and our stockholders. These guidelines, which provide a framework for the conduct of our Board, include the following provisions:

•	the principal responsibility of our directors is to oversee our management;

•	a majority of the members of our Board will be independent directors;

•	independent directors meet at least twice a year in executive session;

•	directors have full and free access to management and, as the directors deem necessary, independent advisors; and

•	at least annually our Board conducts a self-evaluation to determine whether it and its committees are functioning effectively and to assess the performance of individual directors.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of our Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for managing our operations and, together with our Board, for setting our strategic direction, while our Chairman leads our Board in providing advice to and independent oversight of management. Separating these positions allows our Chief Executive Officer to focus on our day-to-day leadership and performance instead of Board administration. We believe this improves our Board’s ability to supervise and evaluate our Chief Executive Officer and other executive officers and enhances the independent and objective assessment of risk by our Board.

Risk Oversight

Our Board plays an active role, at both the Board and committee levels, in overseeing risk management. Our Board regularly reviews information provided by management regarding our liquidity, operations and compliance program, including conformity with our Code of Business Conduct and Ethics, as well as risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the management of risks relating to financial reporting, internal controls and information security. Our Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance, the independence of our Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board Determination of Independence

Our Corporate Governance Guidelines provide that a majority of the members of our Board will be independent directors except as otherwise permitted by applicable Nasdaq rules. Our Board evaluates any relationship of each director with NxStage and makes an affirmative determination whether or not each director is independent. To assist it in making its independence determination, our Board has adopted independence standards in our Corporate Governance Guidelines, which incorporate the applicable provisions of our By-laws and the applicable rules and regulations of Nasdaq and the Exchange Act. Further, our Board must consider whether each director has a relationship with NxStage that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As part of our Board’s annual review of director independence, our Board considered the recommendation of our Nominating and Corporate Governance Committee and reviewed any transactions and relationships between each non-employee director or any member of his or her immediate family and NxStage.

Our Board has determined that each of our directors and nominees for director, other than Mr. Burbank, our Chief Executive Officer, is an independent director for purposes of serving on the Board and with respect to each director’s respective committee membership.

Communicating with Our Board

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if, and as, appropriate. The Chairman of our Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate based on procedures approved by a majority of the independent directors. Under these procedures, communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of our Board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and marketing matters.

Stockholders and interested parties who wish to send communications to our Board should address such communications to Board of Directors, c/o Winifred L. Swan, Secretary, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, consistent with the criteria approved by our Board, and recommending individuals to be nominated for election as directors. The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates may include requests to members of our Board and others for recommendations, the utilization of director search firms to help identify and recruit potential candidates, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of our Nominating and Corporate Governance Committee and our Board.

In considering whether to recommend any candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee applies the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our Corporate Governance Guidelines specify that the value of diversity on our Board should be considered by our Nominating and Corporate Governance Committee in the director identification and nomination process. Our Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, viewpoints and backgrounds. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a nominee. The backgrounds and qualifications of our directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. We believe that the current composition of our Board reflects such desired diversity in business and professional experience, skills and background.

Stockholders may recommend potential director candidates for consideration by our Nominating and Corporate Governance Committee by submitting the candidate’s name and appropriate biographical information, and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Winifred L. Swan, Secretary, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843. Assuming that appropriate biographical information has been provided on a timely basis, our Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by our Nominating and Corporate Governance Committee or our Board, by following the procedures provided in our By-laws and described in the Other Matters — Stockholder Proposals for the 2019 Annual Meeting section of this proxy statement.

Committees and Meetings

Our Board has three standing committees, which are described in the table below. Each committee is governed by a written charter approved by our Board and posted on the Investor Relations — Corporate Governance section of our website, www.nxstage.com. Each member of our three standing committees is independent as defined under applicable NASDAQ rules, and each member of our Audit Committee satisfies the additional independence requirements under Rule 10A-3 of the Exchange Act.

Committee	Principal Functions and Responsibilities	Members	Meetings in 2017
Audit

•      Appoint, approve the compensation of, and assess the independence of our registered public accounting firm.

•      Oversee the work of our registered public accounting firm, including through receipt and consideration of reports from the firm.

•      Review and discuss with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures.

•      Monitor our internal controls over financial reporting and disclosure controls and procedures.

•      Provide oversight of information security risks.

•      Oversee our internal audit function.

•      Establish policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns.

•      Meet independently with our internal audit staff, registered public accounting firm and management.

•      Review and approve or ratify any related person transactions.

		Daniel A. Giannini (Chair)† Jean K. Mixer Reid S. Perper	12

Compensation	• Review and approve, or make recommendations to our Board with respect to, the compensation of our executive officers. • Oversee an evaluation of our senior executives. • Oversee an annual review by our Board concerning management succession planning. • Administer our incentive plans. • Review and make recommendations to our Board with respect to director compensation.	Craig W. Moore (Chair) Heyward R. Donigan Robert G. Funari Earl R. Lewis Jean K. Mixer	5

Committee	Principal Functions and Responsibilities	Members	Meetings in 2017
Nominating and Corporate Governance	• Identify individuals qualified to become directors. • Review and make recommendations to our Board with respect to our Board leadership structure. • Recommend to our Board the persons to be nominated for election as directors and appointed to each of our committees. • Review and assess our Corporate Governance Guidelines and recommend changes to our Board. • Oversee an annual self-evaluation of our Board.	Robert G. Funari (Chair) Reid S. Perper James J. Peters	3

†	Determined by our Board to be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act and financially sophisticated as required by applicable NASDAQ rules.

In 2017, our Board met 19 times and each of our current directors attended at least 75% of the total number of meetings of our Board and the committees on which he or she then served. Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All but 2 of our then- serving directors attended our 2017 annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial and accounting officer and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.nxstage.com. In addition, we will post on our website all disclosures that are required by law or NASDAQ rules concerning any amendments to, or waivers of, our code.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past fiscal year been an officer or employee of NxStage. None of the members of our Compensation Committee has formerly been an officer of NxStage. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. None of the members of our Compensation Committee had any relationship with us that requires disclosure under any paragraph of Item 404 of Regulation S-K under the Exchange Act.

Audit Committee Report

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of NxStage’s accounting and reporting processes and the audits of NxStage’s consolidated financial statements.

The Audit Committee has reviewed NxStage’s audited financial statements for the fiscal year ended December 31, 2017 and has reviewed and discussed these financial statements with NxStage’s management and Ernst & Young LLP, NxStage’s independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young various communications that Ernst & Young is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, other standards of the Public Company Accounting Oversight Board, the rules and regulations of the SEC and other applicable regulations.

Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young the independence of Ernst & Young.

Based on its review and discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to NxStage’s Board of Directors that the audited financial statements be included in NxStage’s Annual Report on Form 10-K for the year ended December 31, 2017.

By the Audit Committee of the Board of Directors:

Daniel A. Giannini (Chair)

Jean K. Mixer

Reid S. Perper

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees for professional services by Ernst & Young, our independent registered public accounting firm, that were billed to us for each of the last two fiscal years. All such services were approved by our Audit Committee in accordance with the pre-approval policies and procedures described below.

Fee Category	2017	2016
Audit Fees[1]	$2,279,894	$1,891,163
Audit-Related Fees[2]	28,410	28,000
Tax Fees[3]	230,325	215,702
All Other Fees[4]	2,000	2,000

Total Fees	$2,540,629	$2,136,865

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees.” These fees include the annual audit of our 401(k) plan.

(3)	Tax fees consist of fees for tax compliance services, including preparation of tax returns and tax advice, and tax consultations. Includes tax compliance fees of $154,957 in 2017 and $138,202 in 2016.

(4)	All other fees consist of fees for using the online accounting research tools of Ernst & Young.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specific types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. At the time of such pre-approval, the type of services to be provided, and the fees relating to those services, are detailed and also generally subject to a maximum dollar amount. In addition, the Audit Committee Chair is authorized to approve audit and non-audit services between committee meetings, provided such approvals are reported at the next regularly scheduled meeting of the Audit Committee. Our Audit Committee reviews with management all services provided by our independent registered public accounting firm and all related fees charged at least annually.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Any related person transactions that are ongoing in nature are reviewed annually.

Whenever practicable, the reporting, review and approval will occur before entry into the transaction. If advance review and approval is not practicable, our Audit Committee will review and, in its discretion, may ratify the related person transaction. The policy also permits the Chair of our Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting.

A related person transaction reviewed under these policies and procedures will be considered approved or ratified if it is authorized by our Audit Committee after disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value involved in the related person transaction;

•	the approximate dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that is assessed as material in light of the circumstances of the particular transaction.

Our Audit Committee may approve or ratify the transaction only if our Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. Our Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of these policies and procedures:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (1) the related person and all other related persons own in the aggregate less than a 1% equity interest in such entity, (2) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (3) the amount involved in the transaction is less than the greater of $200,000 or 2% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our Restated Certificate of Incorporation or By-laws.

These policies and procedures also provide that transactions involving compensation of executive officers will be reviewed and approved by our Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our 2017 executive compensation program and explains how our Compensation Committee made its compensation decisions for our executive officers whose compensation is included in the Summary Compensation Table below, referred to as our named executive officers. They are:

Jeffrey H. Burbank	Chief Executive Officer
Joseph E. Turk, Jr	President
Matthew W. Towse	Senior Vice President and Chief Financial Officer
Robert S. Brown(1)	President, NxStage Kidney Care
Winifred L. Swan	Senior Vice President and General Counsel

(1)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

Merger Agreement

On August 7, 2017, we entered into an Agreement and Plan of Merger (Merger Agreement) with Fresenius Medical Care Holdings, Inc. (Fresenius), pursuant to which we will merge with a wholly-owned subsidiary of Fresenius, subject to certain conditions (Merger). At the closing of the Merger, all outstanding shares of our common stock (except those held by us, Fresenius or its wholly-owned subsidiaries or any stockholders properly exercising their appraisal rights under the General Corporation Law of the State of Delaware) would be converted into the right to receive $30.00 per share in cash, subject to any applicable tax withholdings.

The closing of the Merger is conditioned, among other things, on receipt of regulatory approval from the U.S. Federal Trade Commission (FTC) and the expiration or earlier termination of applicable waiting periods, or extensions thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The parties continue to work to obtain FTC approval of the proposed transaction. On October 27, 2017, the stockholders of NxStage Medical, Inc. voted to adopt the Merger Agreement. In addition, the Merger has cleared antitrust review in Germany and the UK.

Certain determinations under our compensation program were guided by the terms of the Merger Agreement, including payments under our 2017 annual and long-term incentive plans.

Executive Summary

Executive compensation levels and programs for our named executive officers in 2017 were set and structured to retain, incentivize and reward executives. As in prior years, total compensation for our named executive officers continued to be focused heavily on performance-based compensation, with equity awards used to encourage long-term stockholder value creation. In order to establish a strong link between executive pay and corporate performance, our Compensation Committee chose to continue to put a significant percentage of our named executive officers’ 2017 compensation at risk under our annual and long-term incentive plans, which are described below.

For our 2017 corporate bonus plan, our Compensation Committee selected performance objectives related to revenue growth and operating income from sales of our medical products, enhancements to our product portfolio and operations at our Kidney Care dialysis centers. We did not achieve the threshold performance metric for 2017 associated with our bonus plan. However, as contemplated by the Merger Agreement, on March 8, 2018 our Compensation Committee determined that our named executive officers earned short-term incentive awards at 100% of target. Payment of 50% of the award will be deferred until immediately before the close of the proposed Merger with Fresenius to serve as a retention incentive while the Merger is pending. If the transaction does not close, such deferred amounts will not be paid, in acknowledgement of the fact that performance targets at that level were not achieved.

The total value of long-term incentive compensation for our named executive officers in 2017 was split equally between stock options and performance shares. Our performance shares enable our named executive officers to earn compensation above the market median for superior performance. Consistent with this design, our Compensation Committee selects ambitious performance objectives for these equity incentive awards. For our 2017 performance share plan, our Compensation Committee selected as the performance objectives revenue growth in the home market and total company operating income. Although we achieved record revenues and 8% growth in the home market during 2017, we did not meet the minimum performance targets under our 2017 performance share plan. However, in August 2017, in connection with the Board of Directors’ approval of the Merger and as contemplated by the Merger Agreement, our Compensation Committee determined that all financial performance metrics for the 2017 performance share plan would be deemed fully satisfied to enhance the retention features of the performance share awards in light of the pending Merger and to compensate for the decision to not provide annual equity grants to named executives in 2018 due to the Merger..

Our Executive Compensation Philosophy and Objectives

We believe that the total compensation of our named executive officers should support the following objectives:

•	attract, retain and reward executives who can help us to achieve our business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long- term cash and equity incentives to the achievement of measurable performance goals; and

•	align executives’ long-term incentives with the interests of our stockholders.

To achieve these objectives, our Compensation Committee evaluates our executive compensation program with the goal of targeting total compensation at levels it believes are competitive with those of other companies that compete with us for executive talent in our industry and our region. In order to better align the interests of our executives with stockholders, a significant percentage of our named executive officers’ target total compensation is at risk — meaning it is dependent upon the achievement of key strategic, financial and operational goals and the amount of compensation that is actually realized is tied to changes in our stock price during the performance and vesting periods of annual and long-term awards. Our at-risk, performance-based compensation is comprised of annual incentive bonuses, intended to compensate for the achievement of short-term performance goals, and long-term equity incentives, intended to compensate for the achievement of performance goals, retain executives and allow them to participate in the long-term success of NxStage as reflected in stock price appreciation. We believe our emphasis on performance-based incentive compensation achieves a number of important goals, including aligning our executives’ interests with appropriate business risk and the long-term interests of our stockholders and rewarding our executives when key financial and business metrics are achieved.

At our 2017 annual meeting of stockholders, 97% of the votes cast on our “say on pay” proposal were in favor of the compensation of our named executive officers. Our Compensation Committee believes that this level of approval supports its conclusion that our existing executive compensation programs continue to be appropriate and effective in compensating executives for performance and aligning executive interests with long-term stockholder interests. Our Compensation Committee continues to monitor executive compensation practices and intends to make changes as necessary to ensure that our executive compensation program continues to support our corporate goals and our compensation philosophy, as described above.

How Executive Compensation is Determined

Our Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. In fulfilling this responsibility, our Compensation Committee relies on three key elements: market referencing, performance considerations, and the exercise of judgment. These elements are described below. Our Compensation Committee also engages an independent compensation consultant to assist it with providing advice on executive compensation-related matters.

Role of Compensation Consultant.    Our Compensation Committee believes that independent advice is important in developing our executive compensation program and has engaged the services of independent consulting firms to assist its evaluation of executive compensation. Since 2009, our Compensation Committee has engaged the services of Radford, an Aon Hewitt consulting company, because of its reputation as a premier compensation consultancy firm and its expertise in the technology and life sciences sectors, with distinct access to compensation data within the medical device industry. Radford reports directly to our Compensation Committee and provides it with design alternatives for compensation programs and with data regarding the compensation of executive officers and non-employee directors at peer and other companies in order to assist our Compensation Committee in its determination of whether the overall compensation packages for each of our named executive officers and the compensation paid to our non-employee directors are appropriate and competitive. Radford is engaged exclusively by our Compensation Committee on executive and director compensation matters and does not provide any other consulting or other services to NxStage. Our Compensation Committee has considered the independence of Radford pursuant to SEC rules and has determined that no conflicts of interest are raised by the engagement.

On an annual basis, Radford works with our Compensation Committee to (1) help define the group of companies that should be included in our compensation peer group, (2) provide market data on executive and director compensation and compare our executive and director compensation to that of our peer group and (3) analyze and make recommendations regarding all aspects of our executive compensation programs, including base salary and short- and long-term incentive awards, and the compensation paid to our non-employee directors. Representatives of Radford periodically attend or make presentations at Compensation Committee meetings.

Market Referencing Against a Peer Group.    We base our compensation decisions partly on relevant market information, by comparing our executive target total compensation (annual base salary, annual target bonus and long-term equity awards at target) to compensation paid or provided to employees in comparable roles within our peer group, described below. Our peer group consists of national and regional healthcare companies that we believe are generally comparable to NxStage in terms of organizational structure, size and stage of development, and against which we believe we compete for executive talent.

To help establish our peer group, our Compensation Committee requested Radford to identify publicly traded companies in the medical device and equipment industry between 1/3 and 3 times the size of NxStage, based on number of employees, revenue, revenue growth and market value. Working with our Compensation Committee, Radford then evaluated each such company based on products and business strategy and recommended for inclusion in our peer group those companies that were most comparable to NxStage based on product focus, business strategy, developmental stage, and financial profile. Our Compensation Committee considered adding a small number of healthcare services companies to our peer group to account for our Kidney Care activities, but determined that such additions were not necessary at the time.

Applying this methodology, our Compensation Committee approved the following companies for our peer group, which was used in making 2017 executive compensation determinations:

Abaxis, Inc.	ABIOMED, Inc.
Accuray Incorporated	AngioDynamics, Inc.
Atrion Corporation	Cantel Medical Corp.
DexCom, Inc.	Globus Medical
CONMED	Haemonetics
HeartWare International, Inc.	ICU Medical, Inc.
Inogen, Inc.	Insulet Corporation
Masimo Corporation	Merit Medical Systems, Inc.
Natus Medical Incorporated	NuVasive, Inc.
Spectranetics Corporation	Wright Medical Group, Inc.

CONMED, Globus Medical, Haemonetics and Inogen were added to our peer group used in 2017 to replace Analogic Corporation, Cyberonics, Inc., Endologix, Inc. and Thoratec Corporation, which had been included in our peer group used in 2016. Analogic and Endologix merged with other companies, and Cyberonics and Thoratec were acquired and no longer publicly traded. In addition to our peer group data, Radford provided our Compensation Committee with broader survey data from the Radford Global Technology Survey for use in 2017 compensation decisions for our named executive officers. Radford works with our human resources department to match NxStage positions against survey positions and to compile the compensation data for each named executive officer. Our human resources department does not direct or oversee Radford’s activities.

Our philosophy is that base salaries, short-term incentives and stock option awards should be targeted at the 50th percentile of our peer group to provide a fair and competitive level of pay, while offering opportunities to earn up to the 75th percentile through additional performance-based equity awards that reward superior performance. We believe these target percentiles enable us to attract and retain top-level talent while maintaining our overall objective of strongly linking executive compensation to NxStage performance. These are overall guidelines, and we may vary them based on an individual’s performance, experience level and importance to NxStage, the difficulty of replacing the individual, NxStage’s performance and other financial and market factors.

Performance Considerations.    In addition to considering market and peer group data for executive compensation, we compensate our executives based on their performance as a team in achieving our business objectives, as well as their individual performance. To assist our evaluation of individual executive performance, we conduct an annual performance review. The performance review process is designed to guide performance discussions, establish performance objectives and communicate annual achievements. Our Compensation Committee annually evaluates the performance of our Chief Executive Officer, and our Chief Executive Officer annually evaluates the performance of our other named executive officers, in consultation with our Audit Committee for our Chief Financial Officer. Our Compensation Committee reviews our Chief Executive Officer’s assessment of the performance of the other named executive officers.

Compensation Committee and Chief Executive Officer Judgment.    The design of our executive compensation program is guided by the application of market and peer group data and corporate and individual performance considerations as well as the application of judgment by our Compensation Committee and, with respect to his direct reports, the judgment of our Chief Executive Officer. While our Compensation Committee is responsible for approving awards and setting applicable performance targets, it relies on our Chief Executive Officer’s judgment to evaluate the actual performance of the other named executive officers and recommend appropriate salary and incentive awards including, where appropriate, adjustments to reflect individual performance. Our Compensation Committee takes his assessments and recommendations into account when determining compensation for the other named executive officers. Our Chief Executive Officer participates in Compensation Committee meetings, at the request of our Compensation Committee, in order to provide background information and explanations supporting his recommendations. Our Chief Executive Officer is not present during any portion of Compensation Committee meetings at which his compensation is discussed or established.

Our Compensation Committee has delegated authority to our Chief Executive Officer, who is also a member of our Board, to grant equity awards, within specified limits, to employees at the level of Vice President and below to facilitate making new hire and retention grants and to reward special accomplishments. No new equity awards have been made while the Merger is pending. Our Compensation Committee has also delegated authority to our Chief Executive Officer to select, within a specified range, the amount of potential awards under our corporate bonus plan for employees at the level of Vice President and below.

Components of our Executive Compensation Program and 2017 Executive Compensation

Our executive compensation program consists of fixed compensation elements, comprised of base salary and employee benefits, and variable at-risk performance-based elements, comprised of annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable at-risk performance-based compensation elements are designed to reward performance at two levels: actual corporate performance compared to annual business goals, and corporate performance in terms of long-term stockholder value creation through business growth and stock price appreciation. We believe that our overall compensation approach enables us to remain competitive with our industry peers while ensuring that our executives are appropriately incentivized to both deliver short-term results and create long-term stockholder value. The components of our named executive officers’ 2017 compensation are described below.

Base Salary

Our philosophy is that base salaries should be targeted at the 50th percentile of our peer group to provide a fair and competitive level of pay. When establishing base salaries, our Compensation Committee also considers the individual’s experience and skill set, the level of the individual’s responsibility, the individual’s performance, prevailing economic conditions and internal pay equity. Our Compensation Committee reviews base salaries at least annually and adjusts them from time to time to realign salaries with market levels after taking into account the factors identified above. In accordance with the process described above our Compensation Committee increased the 2017 base salaries for our named executive officers to the levels shown below.

	2017 Base Salary ($)	Increase From 2016
Jeffrey H. Burbank	643,750	3%
Joseph E. Turk, Jr	412,000	3%
Matthew W. Towse	379,850	7%
Robert S. Brown(1)	355,350	3%
Winifred L. Swan	355,350	3%

(1)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

Annual Incentive Plan

We grant annual short-term incentive awards to our executives and other bonus eligible employees under our corporate bonus plan. Our philosophy is that short-term incentive awards should be targeted at the 50th percentile of our peer group to provide a fair and competitive level of pay. Annual short-term incentives are intended to reward the achievement of key corporate performance objectives and, as judged by our Compensation Committee and Chief Executive Officer, exceptional individual performance. At the beginning of each year, our Compensation Committee, in collaboration with our Chief Executive Officer, develops performance goals that are believed to be attainable with hard work over the next year. Our Compensation Committee approves each year’s plan and metrics to ensure an accelerated and ongoing degree of difficulty commensurate with our short- and long-term business plan. Any short-term incentive awards that are earned are typically paid in the first quarter of the following fiscal year.

For our 2017 corporate bonus plan, our Compensation Committee selected objectives related to (1) revenue growth and operating income from sales of our medical products and enhancements to our product portfolio (products business objectives) and (2) operations at our Kidney Care dialysis centers (Kidney Care objectives), and assigned relative weights to these objectives, as follows:

For the products business objectives, our Compensation Committee assigned the greatest weight to revenue growth. Our Compensation Committee also considered the remaining objectives — operating income of our products business and enhancements to our product portfolio — to be important to our business success. For the

Kidney Care objectives, our Compensation Committee assigned equal weight to total patient census and operating income (loss) in our Kidney Care segment.

Our Compensation Committee determined that these objectives would appropriately encourage our executives and other bonus eligible employees to achieve superior financial performance for NxStage, and that the weight assigned to each objective would appropriately emphasize the relative importance of our top corporate performance priorities.

Our Compensation Committee further allocated the two groups of objectives described above among our named executive officers based on expectations regarding their relative areas of responsibility and focus during 2017. The allocation of performance objectives among our named executive officers is summarized below.

Potential payouts under the annual incentive awards, stated as a percentage of our named executive officers’ 2017 base salaries, required that overall performance against the applicable objectives fall within a range of achievements, as follows:

	Threshold	Target	Stretch	Outstanding
Jeffrey H. Burbank	0%	120%	150%	180%
Joseph E. Turk, Jr	0%	75%	94%	113%
Matthew W. Towse	0%	60%	75%	90%
Robert S. Brown(1)	0%	50%	63%	75%
Winifred L. Swan	0%	50%	63%	75%

(1)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

Under the original plan design, if a target performance level for a particular objective was not achieved, no portion of the annual bonus would be earned with respect to that objective. The payout on performance between the nearest reference points is interpolated on a straight-line basis.

For 2017, our Compensation Committee increased the bonus percentages for Mr. Towse to better reflect his market position relative to comparable executives within our peer group.

Our performance compared to the objectives selected for our 2017 corporate bonus plan is summarized below (dollar amounts in millions).

2017 PRODUCTS BUSINESS PERFORMANCE

The specific targets for Kidney Care’s patient census are not disclosed as they are highly confidential. Disclosing such confidential information would provide competitors and other third parties with insight into our internal planning processes and operational strategies, which could cause us competitive harm. For Kidney Care, the performance objectives relating to our patient census at our clinics were designed to be attainable with hard work during the course of 2017 and commensurate with the level of difficulty associated with the other Kidney Care objectives. In 2017, we did not meet the threshold objectives for our Kidney Care patient census under our corporate bonus plan.

We did not achieve the threshold performance metric for 2017 associated with our bonus plan. However, pursuant to the negotiated terms of the Merger Agreement, NxStage may pay annual short-term incentive awards, including to our named executive officers, for 2017 at 100% of target levels.

In consultation with Mr. Burbank, our Compensation Committee recognized that the proposed Merger would lead to unique retention and incentive challenges due to the time period it could take to complete the Merger, the significant amount of work associated with closing the Merger, and the uncertainty associated with working at a company in the process of undertaking a fundamental change. Taking into consideration these factors and as contemplated by the Merger Agreement, on March 8, 2018, our Compensation Committee determined that our named executive officers earned short-term incentive awards at 100% of target. Payment of 50% of the award will be deferred until immediately before the close of the proposed Merger with Fresenius to serve as a retention incentive while the Merger is pending. If the transaction does not close, such deferred amounts will not be paid, in acknowledgement of the fact that the performance targets at that level were not achieved. Both Mr. Burbank and the Committee believe this payment schedule will help support the closing of the Merger, the continued focus on delivering strong operating results and the retention of key employees. Our Compensation Committee approved the payment of the following short-term incentive award amounts to our named executive officers in March 2018:

2017 Award ($)
Jeffrey H. Burbank	376,910
Joseph E. Turk, Jr	150,764
Matthew W. Towse	111,199
Robert S. Brown(1)	0
Winifred L. Swan	86,689

(1)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

Long-Term Incentive Plan

Equity awards are the vehicle we use to offer long-term performance-based incentives to our executives. We provide our named executive officers with long-term performance-based incentives to incentivize long-term value creation, to promote retention and to further align the interests of our executives with those of our stockholders by tying compensation actually earned to stock price changes during the performance and vesting periods. Our Compensation Committee generally delivers long-term performance-based incentives in the form of annual grants of performance shares and stock options. Our performance shares are intended to enable our executives to earn compensation above the market median for superior performance. Any awards that are earned based on the achievement of the performance objectives vest and are settled in shares of our common stock over three years, based on the executive’s continued service with us. The stock options awarded to our named executive officers are intended to enable our executives to earn compensation at the market median. Stock option grants generally vest over 48 months based on the executive’s continued service with us and expire after 10 years. We believe our performance-based equity awards create an ownership culture and help to align the interests of our executives with our stockholders. In addition, the time-based vesting features of such awards promote executive retention by providing an incentive for our executives to remain in our employ during the vesting period.

All equity grants to our executive officers are approved by our Compensation Committee. Our Compensation Committee determines the size of our executive officers’ long-term equity awards by considering:

•	long-term equity compensation and targeted total compensation of executives holding a similar position in our peer group;

•	the executive’s performance;

•	the amount of equity previously awarded to the executive;

•	retention considerations;

•	the vesting conditions of such awards; and

•	our Chief Executive Officer’s recommendations (other than with respect to his own awards).

The total value for such performance-based compensation is split equally between grants of performance shares and stock options to align our equity compensation program with peer group and broader industry practices, to encourage retention and to further incentivize our executive officers to focus both on short-term performance and long-term value creation for our stockholders.

After our Compensation Committee approves the targeted value of our executives’ equity awards at the grant date, the number of performance shares and stock options granted is determined using two valuation models. For performance shares, our Compensation Committee uses a total value delivery model, which calculates share amounts by dividing the targeted value by the 30-day average market share price of our common stock preceding the date of grant. For stock options, our Compensation Committee uses an intended value delivery model, which calculates option amounts by dividing the intended value by the option value derived using the Black-Scholes methodology. This methodology is dependent upon the market prices for our common stock, and movements in such prices can change the total number of stock options granted. Because performance shares are so-called “full value” awards (delivering a share without payment of an exercise price), we generally grant significantly fewer performance shares than the number of stock options we would grant for a similar purpose.

In March 2017, our Compensation Committee granted our named executive officers the performance shares and stock options set forth in the 2017 Grants of Plan-Based Awards table that follows this Compensation Discussion and Analysis. Our Compensation Committee selected revenue growth in the home market and total company operating income as the performance objectives, with equal weighting, for our performance shares, reflecting our belief that the home market represents our largest market opportunity and also the keen investor interest in this metric. Performance shares enable our named executive officers to earn compensation above the market median for superior performance. Accordingly, ambitious performance objectives are generally selected for these equity awards, with a minimum performance threshold that does not afford any proration for substantially achieving such metric.

Our performance compared to the revenue growth and operating income targets selected for our 2017 performance shares, and the corresponding percentage of performance shares earned, is summarized below (dollar amounts in millions).

NxStage did not achieve the threshold performance metric for 2017 associated with these awards. However, in August 2017, in connection with the Board of Directors’ approval of the Merger and as contemplated by the Merger Agreement, our Compensation Committee determined that all financial performance metrics for the 2017 performance share plan would be deemed fully satisfied to enhance the retention features of the performance share awards in light of the pending Merger and to compensate for the decision to not provide annual equity awards to named executives in 2018 due to the Merger.

Employee Benefits

We maintain broad-based benefits that are provided to all U.S. employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees. We match 100% of the first 3%, and

50% of the next 2%, of the employee’s compensation contributed to the 401(k) plan, subject to then-current Internal Revenue Service limits on the amount that may be contributed by employees to such plans. All of our named executive officers participate in our 401(k) plan and receive matching contributions according to this formula.

Severance and Change-In-Control Benefits

Our named executive officers are entitled to certain payments and benefits in the event of the termination of their employment under certain circumstances specified in our employment agreements with them, including termination following a change in control of NxStage. We do not consider the specific amounts payable under these agreements when establishing annual compensation. Instead, the purpose of these benefits is to ensure that we remain competitive in attracting and retaining executives within our industry and peer group and that we retain our key executives during a potentially critical time in the event NxStage experiences a change in control. After reviewing the practices of companies included in our peer group, we believe that our severance and change-in- control benefits are generally in line with those offered to executives in our peer group.

We have structured our named executive officers’ change-in-control benefits under their employment agreements as “double trigger” benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated without cause or the executive resigns for good reason during a specified period after the change in control. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change In Control” below.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to anyone who has served as our Chief Executive Officer, our Chief Financial Officer or other named executive officer since December 31, 2016. Our Compensation Committee believes that a compensation program that attracts, retains and rewards executives necessary for our success is in the best interests of NxStage and our stockholders. It also believes that, in establishing the cash and equity incentive compensation program for NxStage’s executive officers, the potential deductibility of the compensation payable under that program should only be one of a number of relevant factors taken into consideration. Consequently, our Compensation Committee may pay or provide compensation in excess of $1 million that is not exempt from the deduction limitations under §162(m).

Compensation Program Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on NxStage. We believe our approach to goal setting, selection of targets, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Weighting much of our compensation towards long-term incentive compensation discourages short-term risk taking. Further, the metrics that determine payouts for our executive officers span all of our operations and we believe encourage decision-making that is in the best long-term interests of NxStage and our stockholders as a whole. Finally, the multi-year vesting of our equity awards is intended to properly account for the time horizon of risk.

In addition, our insider trading policy prohibits short selling of our common stock or the purchase or sale of financial instruments designed to hedge any decrease in the market value of our common stock, and requires, with limited exceptions, that our executive officers purchase or sell shares of our common stock only pursuant to SEC Rule 10b5-1 trading plans.

Compensation Committee Report

The Compensation Committee is responsible for the oversight of NxStage’s compensation programs on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee has recommended to the Board of Directors that such section be included in this proxy statement and incorporated by reference in NxStage Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

By the Compensation Committee of the Board of Directors:

Craig W. Moore (Chair)

Heyward R. Donigan

Robert G. Funari

Earl R. Lewis

Jean K. Mixer

Executive Compensation

The following table reports information about the compensation paid or granted to, or earned by, our named executive officers during each of 2017, 2016 and 2015, respectively.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey H. Burbank	2017	638,281	374,996	1,499,992	376,910	10,800	2,900,979
Chief Executive Officer	2016	610,417	389,375	1,499,998	523,757	10,600	3,034,147
	2015	558,959	295,465	1,250,362	615,433	10,600	2,730,819
Joseph E. Turk, Jr	2017	408,500	249,997	999,992	150,764	10,800	1,820,053
President	2016	388,334	259,582	999,995	209,503	10,600	1,868,014
	2015	357,083	147,724	625,181	231,189	10,600	1,371,777
Matthew W. Towse	2017	365,298	124,999	499,991	111,199	10,800	1,112,286
Chief Financial Officer	2016	349,167	129,789	499,997	123,956	10,600	1,113,509
	2015	327,708	94,546	400,112	179,278	10,600	1,012,244
Robert S. Brown(5)	2017	138,043	—	399,993	—	306,666	844,702
President, NxStage Kidney Care	2016	336,250	103,833	399,999	37,433	10,600	888,115
	2015	313,542	94,546	400,112	127,784	10,600	946,584
Winifred L. Swan	2017	352,331	99,998	399,993	86,689	10,800	949,811
General Counsel	2016	337,708	103,833	399,999	120,464	10,600	972,604
	2015	314,896	76,819	325,094	171,251	10,600	898,660

(1)	Represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of annual performance share awards under our performance share plan, based on the probable outcome of performance conditions (which was at the 25% payout level). The grant date fair value of the 2017 performance share awards, assuming achievement of the highest level of performance conditions, is $1,499,983, $999,989, $499,994, $399,990 and $399,990 for the awards to Messrs. Burbank, Turk, Towse and Brown and Ms. Swan, respectively. Although NxStage did not achieve the threshold performance metric for 2017 associated with these awards, pursuant to the negotiated terms of the Merger Agreement, the 2017 performance shares were deemed to be earned at the highest level, or 100%.

(2)	Represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of annual stock option awards. Because the value of stock options is dependent on the future market price of our common stock, there can be no assurance that the reported value will ever be realized by our named executive officers. The assumptions we used to calculate the grant date fair value of these stock options are included in Note 12, Stock Plans and Stock-Based Compensation to our consolidated financial statements included in our 2017 Annual Report on Form 10-K filed with the SEC on February 16, 2018.

(3)	Represents amounts earned under our annual corporate bonus plan for the year in question.

(4)	For 2017, represents NxStage matching contributions to our named executive officers’ 401(k) plan accounts.

(5)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017. All severance payments made to Mr. Brown as of December 31, 2017 are reflected under the column titled “All Other Compensation.”

2017 GRANTS OF PLAN-BASED AWARDS

The following table reports information about incentive awards granted to our named executive officers in 2017.

	Grant date	Committee Approval Date	Estimated future payouts under non- equity incentive plan awards ($)(1)			Estimated future payouts under equity incentive plan awards (#)(2)			All other option awards: Number of Securities underlying options (#)(3)	Exercise or base price of option awards (#)	Grant date fair value of stock and option awards ($)(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Jeffrey H. Burbank			772,500	965,625	1,158,750
	3/9/2017	3/7/2017				524	13,098	52,392			1,499,983
	3/9/2017	3/7/2017							149,567	27.89	1,499,992
Joseph E. Turk, Jr			309,000	386,250	463,500
	3/9/2017	3/7/2017				349	8,732	34,928			999,989
	3/9/2017	3/7/2017							99,711	27.89	999,992
Matthew W. Towse			227,910	284,885	341,862
	3/9/2017	3/7/2017				175	4,366	17,464			499,994
	3/9/2017	3/7/2017							49,855	27.89	499,991
Robert S. Brown(5)			177,675	222,094	266,513
	3/9/2017	3/7/2017					—	—			—
	3/9/2017	3/7/2017							39,884	27.89	399,993
Winifred L. Swan			177,675	222,094	266,513
	3/9/2017	3/7/2017				140	3,492	13,971			399,990
	3/9/2017	3/7/2017							39,884	27.89	399,993

(1)	Represents potential awards under our 2017 corporate bonus plan. Performance achieved at a level between the applicable targets would result in a proportionate adjustment to the amount of bonus earned, provided that the threshold goal must be achieved in order for the portion of the bonus associated with such goal to be earned. Amounts actually earned by our named executive officers are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Our 2017 corporate bonus plan is described in the Compensation Discussion & Analysis — Annual Incentive Plan section of this proxy statement.

(2)	Represents awards under our 2017 performance share plan. Performance achieved at a level between the applicable targets would result in a proportionate adjustment to the number of performance shares earned, provided that the threshold goal must be achieved in order for any performance shares to be earned. Although NxStage did not achieve the threshold performance metric for 2017 associated with these awards, pursuant to the negotiated terms of the Merger Agreement, the 2017 performance shares were deemed to be earned at the highest level, or 100%. Our 2017 performance share plan is described in the Compensation Discussion & Analysis — Long-Term Incentive Plan section of this proxy statement.

(3)	Represents annual stock option grants issued under our 2014 Omnibus Incentive Plan. Stock options vest in 48 equal monthly installments, generally subject to continued employment. Additional information about these stock options is provided in the Outstanding Equity Awards At 2017 Fiscal Year-End table below.

(4)	Represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of performance shares, based on the probable outcome of the performance conditions (which was at the 25% payout level), and stock options, as applicable. The assumptions we used to calculate the grant date fair value of these stock options are included in Note 12, Stock Plans and Stock-Based Compensation to our consolidated financial statements included in our 2017 Annual Report on Form 10-K filed with the SEC on February 16, 2018.

(5)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock units that have not vested and stock options that have not been exercised for each of our named executive officers outstanding as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
Jeffrey H. Burbank	5/27/2011	36,273			18.59	5/26/2018
	3/9/2012	39,062			18.48	3/8/2019
	3/4/2013	189,456			11.03	3/3/2023
	3/10/2014	164,299	10,957	(1)	14.66	3/9/2024
	3/3/2015	140,975	64,083	(1)	16.66	3/2/2025
	3/9/2016	117,317	150,842	(1)	15.58	3/8/2026
	3/9/2017	28,043	121,524	(1)	27.89	3/8/2027
Joseph E. Turk, Jr	5/27/2011	5,392			18.59	5/26/2018
	3/9/2012	7,542			18.48	3/8/2019
	3/4/2013	25,897			11.03	3/3/2023
	3/10/2014	33,147	3,811	(1)	14.66	3/9/2024
	3/3/2015	70,487	32,042	(1)	16.66	3/2/2025
	3/9/2016	78,211	100,561	(1)	15.58	3/8/2026
	3/9/2017	18,695	81,016	(1)	27.89	3/8/2027
Matthew W. Towse	3/10/2014	57,147	3,811	(1)	14.66	3/9/2024
	3/3/2015	45,111	20,507	(1)	16.66	3/2/2025
	3/9/2016	39,105	50,281	(1)	15.58	3/8/2026
	3/9/2017	9,347	40,508	(1)	27.89	3/8/2027
Robert S. Brown(2)	5/27/2011	5,392			18.59	5/26/2018
	3/9/2012	4,874			18.48	3/8/2019
	3/10/2014	7,620	3,811	(1)	14.66	3/9/2024
	3/3/2015	10,936	5,468	(1)	16.66	3/2/2025
	3/9/2016	8,938	5,959	(1)	15.58	3/8/2026
	3/9/2017	7,478	3,323	(1)	27.89	3/8/2027
Winifred L. Swan	3/4/2013	17,542			11.03	3/3/2023
	3/10/2014	46,432	3,097	(1)	14.66	3/9/2024
	3/3/2015	36,653	16,662	(1)	16.66	3/2/2025
	3/9/2016	31,284	40,225	(1)	15.58	3/8/2026
	3/9/2017	7,478	32,406	(1)	27.89	3/8/2027

(1)	These stock options become exercisable in 48 equal monthly installments, with the first vesting occurring one month after the grant date, generally subject to continued employment.

(2)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock units during 2017 for each of our named executive officers.

2017 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Jeffrey H. Burbank	133,188	2,373,573	28,022	(2)	793,302
Joseph E. Turk, Jr	62,708	772,541	9,747	(2)	275,937
Matthew W. Towse	42,730	523,194	12,567	(3)	344,406
Robert S. Brown(4)	192,451	2,220,816	9,746	(2)	275,937
Winifred L. Swan	60,772	727,723	7,919	(2)	224,186

(1)	Represents the difference on the date of exercise between the closing market price of our common stock and the stock option’s exercise price multiplied by the number of shares of stock that were received upon exercise.

(2)	Represents the annual vesting of restricted stock units that were earned based on the achievement of financial performance targets in accordance with the terms of our 2014 performance share plan.

(3)	Represents the annual vesting of restricted stock units that were granted in connection with Mr. Towse’s appointment as our Chief Financial Officer and that were earned based on the achievement of financial performance targets in accordance with the terms of our 2014 performance share plan.

(4)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

Potential Payments Upon Termination or Change in Control

Our employment agreements with our named executive officers provide them with certain payments and benefits following termination of their employment.

Employment Agreements for Mr. Towse and Ms. Swan

Under their employment agreements, if we terminate the employment of Mr. Towse or Ms. Swan without cause or he or she resigns for good reason other than in connection with a change in control, as such terms are defined in the applicable employment agreement, her or she will be entitled to the following severance payments and benefits:

•	severance payments in an amount equal to half his or her then-current base salary, which will be paid over the 6 months following termination of his or her employment;

•	continued medical coverage for 6 months; and

•

continued vesting in all stock options and stock awards held at the time of employment termination for 6 months. Each named executive officer will have a period of 90 days following the expiration of the applicable vesting period to exercise stock options.

Under their employment agreements, if we terminate the employment of Mr. Towse or Ms. Swan without cause either (1) following a change of control or (2) unless NxStage can reasonably demonstrate that such termination was not in connection with such change of control, at any time during the period beginning three months prior to the public announcement by NxStage or the acquiring company of such change of control and ending on such change of control, or if Mr. Towse or Ms. Swan, as the case may be, resigns for good reason within twelve months following a change of control, he or she will be entitled to the following severance payments and benefits:

•

a lump sum severance payment equal to (1) in the case of Ms. Swan, 1.25 times her then-current base salary and 1.25 times the greater of her annual bonus for the fiscal year preceding her termination or her target bonus for the then-current fiscal year, or (2) in the case of Mr. Towse, one times his then-current base salary and the greater of one times his annual bonus for the fiscal year preceding his termination or his target bonus for the then current fiscal year;

•	continued medical coverage for (1) in the case of Ms. Swan, 15 months, or (2) in the case of Mr. Towse, 12 months; and

•	full vesting and acceleration of stock options and stock awards held at the time his or her employment is terminated and a period of 90 days to exercise stock options.

•

In addition, Ms. Swan is entitled to a gross-up amount on payments and benefits received under the employment agreement or otherwise to compensate her for any excise taxes imposed by Section 4999 of the Code, including any taxes imposed on the gross-up amount.

Employment and Retention Agreements with Messrs. Burbank and Turk

Under their current employment agreements, if NxStage terminates the employment of Mr. Burbank or Mr. Turk without cause at any time during the period beginning three months prior to the public announcement by NxStage or the acquiring company of a change of control and ending on such change of control, unless NxStage can reasonably demonstrate that such termination was not in connection with such change of control, he will be entitled to the following severance payments and benefits:

•

severance, payable partially in installments over the 12-month period following termination of employment and partially in a lump sum, equal to (1) in the case of Mr. Burbank, 2 times his then-current base salary and the greater of 2 times his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year, or (2) in the case of Mr. Turk, 1.5 times his then-current base salary and the greater of 1.5 times his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage for (1) in the case of Mr. Burbank, 24 months, or (2) in the case of Mr. Turk, 18 months; and

•	full vesting and acceleration of stock options and stock awards held at the time his employment is terminated and a period of 90 days to exercise stock options.

•

In addition, Mr. Burbank and Mr. Turk are each entitled to a gross-up amount on payments and benefits received under their current employment agreements or otherwise to compensate them for any excise taxes imposed by Section 4999 of the Code, including any taxes imposed on the gross-up amount.

Each of our named executive officers has signed agreements providing for the protection of our confidential information and the transfer of ownership rights to intellectual property developed by such named executive officer while he or she was employed by us. In addition, Messrs. Burbank, Towse and Turk have agreed to a 12 month post-termination period during which such named executive officer will not compete with us or solicit employees or customers of our business. If the named executive officer fails to comply with these covenants, the payments and benefits described above will cease.

If a named executive officer terminates employment with us voluntarily, other than for good reason, if we terminate a named executive officer’s employment as a result of physical or mental disability or for cause, each as defined in the named executive officer’s agreement, or if a named executive officer dies, the named executive officer will receive compensation and benefits through the last day of employment.

In addition, under the NxStage Medical, Inc. Amended and Restated 2014 Omnibus Incentive Plan, if NxStage experiences a change in control in which equity awards are continued or assumed, then, except for performance-based awards, 50% of all outstanding awards will vest and the remaining 50% of the awards will continue to vest in accordance with their original schedules. In the case of performance-based awards, 50% of the outstanding awards will be treated as earned and will vest as if target performance were achieved (unless actual performance achieved at the end of the applicable performance period would provide the participant with greater value, in which case such actual performance will be used) and the remaining 50% of such outstanding awards shall be treated in accordance with actual performance achieved at the end of the applicable performance period.

The following table summarizes the potential payments to our named executive officers under various termination and change in control events, in accordance with the terms of their employment agreements and the NxStage Medical, Inc. Amended and Restated 2014 Omnibus Incentive Plan. Except as noted below, the amounts shown below assume that the termination of each named executive officer’s employment and the change in control were each effective as of December 31, 2017. Actual amounts payable upon the termination of any named executive officer or upon a change in control can only be determined definitively at the time of such termination.

Name	Benefit	Termination Without Cause or Resignation for Good reason ($)	Termination
Without  Cause
Three Months Prior
to Change in Control;
Termination
Without Cause at
Any Time After a
Change in Control;
Resignation for
Good reason
During the 12 Months
Following a Change
in Control
			($)
Jeffrey H. Burbank	Severance Benefits
	Severance Payments	2,832,500	2,832,500
	Healthcare Benefits(1)	34,574	34,574
	Market Value of Stock Vesting on Termination(2)	2,741,056	2,741,056
	Total	5,608,130	5,608,130

Joseph E. Turk, Jr.	Severance Benefits
	Severance Payments	1,081,500	1,081,500
	Healthcare Benefits(1)	25,964	25,964
	Market Value of Stock Vesting on Termination(2)	1,713,102	1,713,102
	Total	2,820,566	2,820,566

Matthew Towse	Severance Benefits
	Severance Payments	189,925	607,760
	Healthcare Benefits(1)	8,650	17,300
	Market Value of Stock Vesting on Termination(2)	195,211	908,726
	Total	393,786	1,533,786

Winifred L. Swan	Severance Benefits
	Severance Payments	177,675	666,281
	Healthcare Benefits(1)	8,643	21,608
	Market Value of Stock Vesting on Termination(2)	157,407	729,394
	Total	343,725	1,417,283

(1)	This value is based upon the medical insurance we provided to each named executive officer as of December 31, 2017 and is valued based on the monthly premiums in effect on December 31, 2017.

(2)	Represents the value associated with cashing out all stock options and restricted stock units that accelerate as a result of the event described in the table, based on a stock price of $24.23, which was the closing market price of our common stock on December 29, 2017. Awards were valued based on the number of shares associated with each accelerated award multiplied by the difference between $24.23 and the exercise price related to such award (if any).

Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017. Pursuant to his severance agreement, Mr. Brown received payments of $444,100, healthcare benefits valued in accordance with footnote 1 above at $16,486, and $390,234 in value associated with the vesting of Mr. Brown’s exercised and unexercised stock options. The unexercised option awards were valued based on the number of shares associated with each vesting award multiplied by the difference between $24.23, which was the closing market price of our common stock on December 29, 2017, and the exercise price related to such award.

Ratio of Annual Compensation for the CEO to our Median Employee

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer, Mr. Burbank.

All employees as of October 31, 2017, were included in our analysis:

•	Approximately 3,916 employees, worldwide.

•	Approximately 2,928 employees based in Mexico.

We identified our median employee by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annual work schedule, for hourly employees), (B) any overtime paid as of October 31, 2017, (C) the target bonus and commissions received for 2017, (ii) ranking this compensation measure from lowest to highest, and (iii) converting amounts paid in foreign currencies to United States Dollars based on the applicable 2017 average exchange rates as of October 31, 2017. This calculation was performed for all employees of NxStage as of October 31, 2017, excluding Mr. Burbank, whether employed on a full-time, part-time, or seasonal basis.

For 2017, Mr. Burbank’s total annual compensation was $3,931,773, and for our median employee it was approximately $4,408, resulting in a pay ratio of approximately 892:1. Because our median employee was located in Mexico, we converted MXN to USD using the annual average exchange rate for 2017 of 1 USD to 18.9059449 MXN.

Our Ratio in Context

We expect our pay ratio of 892:1 may be relatively high when compared to our peer group. This expected difference is largely due to our substantial manufacturing operations in Mexico, staffed by approximately 2,928 employees, many of whom are not long-term employees of NxStage. As our manufacturing operations rely on a large labor pool of workers who work various shifts and are compensated at lower levels, on a relative basis, than employees working in traditional commercial jobs, we would not expect our median employee to be similar in terms of job function or compensation level to the median employee of other companies in our peer group.

We believe our pay practices across different business segments are each competitive and appropriate to meet the needs of our workforce and the business. As such, our Compensation Committee does not make compensation decisions with the intent to manage our ratio. It believes that to do so would deviate from market competitive pay practices and could adversely affect the competitiveness of our operations.

Director Compensation

Non-employee directors are compensated pursuant to the terms of our Board-approved director compensation policy. We do not compensate directors who are also employees for their services as directors.

Each director receives an annual retainer of $45,000, to be paid quarterly, and is entitled to receive the following additional annual retainers based on Committee and Chair service:

	Committee Chair			Committee Member*
Board Chair	Audit	Compensation	Nominating and Corporate Governance	Audit	Compensation	Nominating and Corporate Governance
$55,000	$20,000	$15,000	$10,000	$10,000	$7,500	$5,000

*	Not paid to committee chairs.

To the extent that our Board creates ad-hoc committees in addition to the standing committees identified above, directors will also be entitled to receive $500 per meeting of those committees.

Upon joining our Board, a director is granted stock options to purchase shares of our common stock with a grant date fair value of $187,500 which vests monthly over three years, which grant is pro-rated based on the date the director joins our Board. Thereafter, on the date that each succeeding annual meeting of stockholders concludes, each director who remains a member of our Board is granted stock options to purchase shares of our common stock with a grant date fair value of $150,000 which vests monthly over one year.

Our director compensation policy also sets forth procedures by which directors may elect to receive shares of our common stock in lieu of their cash compensation. Such shares are granted on the last business day of the calendar quarter during which such cash compensation is due, and are valued at the closing market price of our common stock on the grant date.

Our Compensation Committee annually reviews the compensation of our directors to determine whether any adjustments are merited. As part of this review, the Committee’s compensation consultant, Radford, provides a detailed competitive assessment of our non-employee director compensation program’s cash compensation, equity compensation, vesting features and pay mix, measured against our compensation peer group, broader industry practices and proxy advisory firm guidelines.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December  31, 2017.

2017 DIRECTOR COMPENSATION

	Fees Earned or Paid In Cash ($)	Option Awards ($)[1]	Total ($)
Heyward R. Donigan	50,508	149,998	200,506
Robert G. Funari	115,508	149,998	265,506
Daniel A. Giannini	63,008	149,998	213,006
Earl R. Lewis	50,508	149,998	200,506
Jean K. Mixer	60,508	149,998	210,510
Craig W. Moore	58,008	149,998	208,015
Reid S. Perper	58,008	149,998	208,033
James J. Peters	48,008	149,998	198,006

(1)	For all directors represents the aggregate grant date fair value, excluding the effect of estimated forfeitures, of a stock option to purchase 15,643 shares of our common stock at an exercise price of $22.78 per share, vesting monthly over one year and granted on May 25, 2017, the date of our 2017 annual meeting of stockholders. Because the value of stock options is dependent on the future market price of our common stock, there can be no assurance that the reported value will ever be realized by our directors. The assumptions we used to calculate the grant date fair value of these stock options are included in Note 12, Stock Plans and Stock-Based Compensation to our consolidated financial statements included in our 2017 Annual Report on Form 10-K filed with the SEC on February 16, 2018.

The following table shows the aggregate number of shares of our common stock subject to outstanding stock options for each non-employee director as of December 31, 2017.

Name	Shares Subject to Stock Options
Heyward R. Donigan	26,427
Robert G. Funari	74,615
Daniel A. Giannini	92,811
Earl R. Lewis	74,615
Jean K. Mixer	74,615
Craig W. Moore	92,811
Reid S. Perper	92,811
James J. Peters	33,180

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides aggregate information about our equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights[1]	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights[2]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[3]
Equity compensation plans approved by security holders	4,829,527	$17.19	8,005,650

(1)	Consists of 4,117,197 stock options, 497,536 unvested restricted stock units and 214,794 unearned performance shares (assuming achievement of the highest performance conditions).

(2)	The weighted-average exercise price includes all outstanding stock options, but does not include restricted stock units or performance shares which do not have an exercise price. If the restricted stock units and performance shares were included in this calculation, the weighted average exercise price would be $14.66.

(3)	Consists of 7,833,992 shares of common stock available for future issuance under the NxStage Medical, Inc. Amended and Restated 2014 Omnibus Incentive Plan and 171,658 shares available for future issuance under our 2005 Employee Stock Purchase Plan.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2017 our officers, directors and beneficial holders of more than 10% of our common stock complied with all Section 16(a) filing requirements, except that Ms. Donigan and Mr. Turk each failed to timely file one Form 4 reporting one transaction.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you without charge if you write or call Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843, (978) 687-4700. If you want to receive separate copies of our proxy statement and annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

Stockholder Proposals for the 2019 Annual Meeting

Proposals that a stockholder intends to present at our 2019 annual meeting of stockholders and wishes to be considered for inclusion in our proxy statement and form of proxy for that meeting must be received by us no later than the close of business on December 27, 2018. All such proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Proposals that a stockholder intends to present at our 2019 annual meeting of stockholders, but does not intend to have included in our proxy statement and form of proxy for that meeting, as well as any director nominations, must be received by us not earlier than the close of business on January 24, 2019 and not later than the close of business on February 22, 2019. All such proposals and director nominations must comply with the advance notice provisions of our By-laws.

Notice of any stockholder proposals and director nominations must be in writing and mailed to NxStage Medical, Inc., 350 Merrimack Street, Lawrence, MA, 01843, Attention: Winifred L. Swan, Secretary.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2018.

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/NXTM
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.
	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.	+

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 -Jeffrey H. Burbank	☐	☐	☐	02 - Heyward R. Donigan	☐	☐	☐	03 - Robert G. Funari	☐	☐	☐

04 - Daniel A. Giannini	☐	☐	☐	05 - Earl R. Lewis	☐	☐	☐	06 - Jean K. Mixer	☐	☐	☐

07 - Craig W. Moore	☐	☐	☐	08 - Reid S. Perper	☐	☐	☐	09 - James J. Peters	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory vote on our named executive officers’ compensation.	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments or postponements thereof. Joint owners should each sign personally. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

             02T7BB

ELECTION TO OBTAIN PROXY MATERIALS ELECTRONICALLY INSTEAD OF BY MAIL

NxStage Medical, Inc. stockholders may elect to receive NxStage’s future annual reports and proxy statements through the Internet instead of receiving copies through the mail.

To take advantage of this option, stockholders must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the stockholder.

To elect this electronic delivery option, while voting via the Internet, simply enter your email address in the space provided.

If you consent to receive NxStage’s future proxy materials electronically, your consent will remain in effect unless you revoke your consent by logging into Investor Center at www.computershare.com.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

YOU MAY ACCESS THE NxSTAGE MEDICAL, INC. ANNUAL REPORT AND PROXY STATEMENT AT: http://ir.nxstage.com/annual-proxy.cfm

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — NxStage Medical, Inc. ANNUAL MEETING OF STOCKHOLDERS 10:00 A.M. THURSDAY, MAY 24, 2018	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Matthew W. Towse and Winifred L. Swan, or each of them, with full power of substitution, as proxies for those signing on the reverse side to attend the 2018 Annual Meeting of Stockholders of NxStage Medical, Inc. to be held on Thursday, May 24, 2018 at 10:00 a.m., Eastern Time, at the Lanam Club, 260 North Main Street, Andover, Massachusetts 01810, and at any adjournments or postponements thereof, and to vote all shares of common stock held of record that those signing on the reverse side could vote, with all the powers those signing on the reverse side would possess if personally present at such meeting, as indicated upon all matters referred to on the reverse side and described in the proxy statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

⬛	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+